Exhibit 99.1

Trinity Capital Inc. Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

PHOENIX, Feb. 2, 2021 /PRNewswire/ – Trinity Capital Inc. (NASDAQ: TRIN) (“Trinity”), an internally managed business development company, today announced that it closed its initial public offering of 8,481,565 shares of its common stock, at a price to the public of $14.00 per share, on February 2, 2021, of which 8,006,291 shares were sold by Trinity and 475,274 shares were sold by certain selling stockholders. The number of shares sold by Trinity included the full exercise by the underwriters of their option to purchase 1,106,291 additional shares of common stock from Trinity. Trinity’s shares of common stock began trading on the Nasdaq Global Select Market on January 29, 2021 under the ticker symbol "TRIN."

Trinity received net proceeds from the offering of approximately $105.4 million, after deducting underwriting discounts and commissions, which it intends to use to pay down a portion of its existing indebtedness outstanding under its credit agreement, to make investments in accordance with its investment objective and for general corporate purposes.

Keefe, Bruyette & Woods, A Stifel Company, Wells Fargo Securities and UBS Investment Bank acted as joint book-running managers for the offering. Janney Montgomery Scott, B. Riley Securities, Ladenburg Thalmann and Compass Point acted as co-managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Trinity Capital Inc.

Trinity, an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Trinity undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Vibhor Garg

Director, Marketing

Trinity Capital Inc.

ir@trincapinvestment.com